Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS THIRD QUARTER EARNINGS OF $.37 PER SHARE

COMPANY REAFFIRMS GUIDANCE FOR FULL FISCAL YEAR

Bentonville, Arkansas (March 2, 2006) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the third fiscal quarter ended January 31, 2006.

Highlights of third quarter operating results:

•                  Revenue growth of 20.8%

•                  Income increase of 3%

•                  Diluted EPS increase of 3%

•                  Retail unit sales growth of 13%

•                  Same store revenue growth of 16.7%

•                  Increase in Finance Receivables during the quarter of 5.1%

For the three months ended January 31, 2006, revenues increased 20.8% to $58.2 million compared with $48.2 million in the same period of the prior year. Income for the quarter increased 3% to $4.5 million or $0.37 per diluted share, versus $4.3 million, or $0.36 per diluted share in the same period last year. Retail unit sales increased 13% to 6,799 vehicles in the current quarter, compared to 6,019 in the same period last year. Same store revenue increased 16.7% during the quarter. Finance Receivables grew by $8.5 million during the quarter or 5.1%.

Highlights of nine month operating results:

•                  Revenue growth of 14.9%

•                  Income decrease of 11.0%

•                  Diluted EPS decrease of 11.4%

•                  Retail unit sales growth of 8.3%

•                  Same store revenue growth of 10.7%

•                  Increase in Finance Receivables of 15.5% during the nine months

For the nine months ended January 31, 2006, revenues increased 14.9% to $171.8 million, compared with $149.5 million in the same period of the prior fiscal year. Income for the first nine months of FY 2006 decreased 11% to $12.2 million, or $1.01 per diluted share, versus $13.7 million, or $1.14 per diluted share, in the same period last year. Retail unit sales increased 8.3% to 20,319 vehicles in the current period, compared to 18,761 vehicles in the same period last year. Same store sales revenue increased 10.7% during the nine months and Finance Receivables grew by $23.6 million or 15.5%.

“We are pleased with our strong operating results this quarter, including revenue growth of over 20%, same store revenue growth of nearly 17%, and retail unit sales growth of 13%,” commented T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “On the credit side, our credit losses as a percentage of sales improved from 24.6% last quarter to 20.6% this quarter, versus 20.3% in the same period last year. Also, our accounts over 30 days past due were in line with our historical experience, at 4.7% versus 4.6% last year.

“Net income was somewhat squeezed by lower gross margins, primarily resulting from the tighter inventory availability that we faced in the quarter,” added Mr. Falgout. “However, we expect to get some relief on the inventory issues as the hurricane replacement buying tails off and the busy tax refund season winds down”.

“During the quarter, we opened four new dealerships, Columbia, Missouri; West Plains, Missouri; Claremore, Oklahoma; and Van Buren, Arkansas,” said William H. (“Hank”) Henderson, President of America’s Car Mart. “In addition, we completed the expansion of our dealerships in Jonesboro, Arkansas; Springfield, Missouri; and Ardmore, Oklahoma. These expanded dealerships, along with other properties in the process of expansion, will be significant in terms of increasing our organic growth on top of our growth in new locations.”

Fiscal 2006 Earnings Guidance

The Company expects diluted earnings per share to be in the $1.43 to $1.50 range for the year ended April 30, 2006.

Conference Call

Management will be holding a conference call on Thursday, March 2, 2006 at 11:00 a.m. Eastern time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #5614140.

About America’s Car-Mart

America’s Car-Mart operates 84 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues, earnings per share amounts and store openings. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues, earnings and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423
or
J. Todd Atenhan, Investor Relations at (888) 917-5109

America’s Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2006	Three Months Ended
	January 31,		vs.	January 31,
	2006	2005	2005	2006	2005
Operating Data:
Retail units sold	6,799	6,019	13.0%
Average number of stores in operation	81.3	76.0	7.0
Average retail units sold per store per month	27.9	26.4	5.6
Average retail sales price	$7,507	$7,082	6.0
Same store revenue growth	16.7%	10.8%

Period End Data:
Stores open	84	76	10.5%
Accounts over 30 days past due	4.7%	4.6%
Finance Receivables, gross	$175,979	$147,244	19.5%

Operating Statement:
Revenues:
Sales	$53,200	$44,177	20.4%	100.0%	100.0%
Interest income	5,048	4,042	24.9	9.5	9.1
Total	58,248	48,219	20.8	109.5	109.1

Costs and expenses:
Cost of sales	29,636	23,258	27.4	55.7	52.6
Selling, general and administrative	9,769	8,689	12.4	18.4	19.7
Provision for credit losses	10,936	8,947	22.2	20.6	20.3
Interest expense	691	345	100.3	1.3	0.8
Depreciation and amortization	151	116	30.2	0.3	0.3
Total	51,183	41,355	23.8	96.2	93.6

Income before taxes	7,065	6,864	2.9	13.3	15.5

Provision for income taxes	2,601	2,531	2.8	4.9	5.7

Net income	$4,464	$4,333	3.0	8.4	9.8

Earnings per share:
Basic	$0.38	$0.37
Diluted	$0.37	$0.36

Weighted average number of shares outstanding:
Basic	11,864,475	11,751,054
Diluted	12,011,480	12,040,748

			% Change	As a % of Sales
	Nine Months Ended		2006	Nine Months Ended
	January 31,		vs.	January 31,
	2006	2005	2005	2006	2005
Operating Data:
Retail units sold	20,319	18,761	8.3%
Average number of stores in operation	79.8	74.0	7.8
Average retail units sold per store per month	28.3	28.2	0.4
Average retail sales price	$7,429	$7,079	4.9
Same store revenue growth	10.7%	11.4%

Period End Data:
Stores open	84	76	10.5%
Accounts over 30 days past due	4.7%	4.6%
Finance Receivables, gross	$175,979	$147,244	19.5%

Operating Statement:
Revenues:
Sales	$157,377	$138,104	14.0%	100.0%	100.0%
Interest income	14,379	11,440	25.7	9.1	8.3
Total	171,756	149,544	14.9	109.1	108.3

Costs and expenses:
Cost of sales	87,011	73,825	17.9	55.3	53.5
Selling, general and administrative	28,709	25,255	13.7	18.2	18.3
Provision for credit losses	34,596	27,656	25.1	22.0	20.0
Interest expense	1,736	859	102.1	1.1	0.6
Depreciation and amortization	429	307	39.7	0.3	0.2
Total	152,481	127,902	19.2	96.9	92.6

Income before taxes	19,275	21,642	(10.9)	12.2	15.7

Provision for income taxes	7,123	7,984	(10.8)	4.5	5.8

Net income	$12,152	$13,658	(11.0)	7.7	9.9

Earnings per share:
Basic	$1.03	$1.17
Diluted	$1.01	$1.14

Weighted average number of shares outstanding:
Basic	11,812,337	11,709,948
Diluted	11,984,883	12,020,492

America’s Car-Mart, Inc.

Consolidated Balance Sheet and Other Data

	January 31,	April 30,
	2006	2005

Cash and cash equivalents	$274,870	$459,177
Finance receivables, net	$142,197,402	$123,098,966
Total assets	$168,401,708	$143,668,258
Revolving credit facility	$38,341,448	$29,145,090
Stockholders’ equity	$114,743,900	$103,265,381
Shares outstanding	11,838,774	11,843,738

Finance receivables:
Principal balance	$175,979,142	$152,350,210
Allowance for credit losses	(33,781,740)	(29,251,244)

Finance receivables, net	$142,197,402	$123,098,966

Allowance as % of principal balance	19.20%	19.20%

Changes in allowance for credit losses:

	Nine Months Ended
	January 31,
	2006	2005
Balance at beginning of year	$29,251,244	$25,035,967
Provision for credit losses	34,596,030	27,655,675
Net charge-offs	(30,065,534)	(24,420,701)

Balance at end of period	$33,781,740	$28,270,941